Filed by TXU Corp.
Pursuant to Rule 14a-12 under the Securities Exchange Act of 1934
Subject Company: TXU Corp.
Commission File No.: 1-12833
Employee Email Message from John Wilder
February 26, 2007
To All TXU Employees:
TXU has grown over the years as a public company, responding to the changing energy needs of Texas. Now, we are at a point in our development where the company has the opportunity to transform its businesses through private ownership. This will allow us to better respond to the new competitive marketplace and the changing and diverse needs of our customers. To that end, I’m pleased to announce that we have reached an agreement to be acquired by a group of investors led by two of the nation’s leading private equity firms. This is very exciting news for TXU, our employees and our customers.
Before I explain the details of the transaction, I want to first reassure you that our new partners have a long history of working with management teams and employees to build great companies. We do not expect this transaction will have a meaningful impact on employees’ day-to-day jobs and, over the long term, we believe the transformation will create exciting opportunities for employees. Our goal is nothing short of making Texas the most innovative, environmentally-responsible, state-of-the-art electric market in the nation. And, we will be counting on our employees to help us realize that vision.
Let me explain how this opportunity came about. TXU’s Board of Directors and our management team have been evaluating how best to shape our strategy in light of Texas’ new competitive marketplace and our state’s growing and diverse energy needs. As we were going through this process, we were approached by the investor groups with a proposal that would provide us with the resources and tools to achieve our strategic objectives. It soon became clear that TXU’s Board of Directors and the investor group share a common vision to transform TXU into the most customer-centered, technology-led, environmentally-responsible innovator in the industry.
The new investor group will provide access to world-class capabilities, scale and the “patient” capital that will drive sustainable success in each of our businesses. By transitioning to private ownership, we will team up with a group of investors committed to making long-term, patient investments for lasting gains while maintaining our commitment to transparency.
What does today’s announcement mean?
•	TXU will separate into three distinct businesses with distinct names and headquarters:

•	TXU Electric Delivery’s name will be changed to Oncor Electric Delivery and will remain headquartered in downtown Dallas.

•	Luminant Energy (TXU Power, TXU Wholesale, TXU Development and TXU Construction) will remain in downtown Dallas.

•	TXU Energy will retain its current name and will relocate to its customer contact site in Irving, Texas.
•	We will be able to deliver immediate and long-term benefits to customers:
•	As part of the transaction, TXU will provide more than $300 million in annual savings through an immediate 6 percent price reduction (and an additional 4 percent price reduction upon completion of the merger) for residential customers in its traditional service areas that haven’t already selected one of TXU’s other lower price offers.
•	We will reshape our coal build strategy to address Texas’ future energy needs while being responsive to Texas policymakers and other key stakeholders:
•	Our strategy will adopt a timed approach to construction that will allow for the best use of new technology and conservation. The Sandow 5 unit and the Oak Grove units will move forward as planned. Permitting plans for the eight reference plant units will be immediately suspended and will then be withdrawn when the merger is consummated.
•	TXU will continue to operate each of the businesses with the same level of commitment to transparency and accountability to public regulatory bodies.
We want you to have all available information. This morning at 11 a.m. we will brief all employees at a Town Hall meeting originating at Energy Plaza. The meeting also will be Web cast. Please visit Connect for information on how you can participate.
TXU is a proud company with a strong heritage that has served Texas for more than 100 years. You have played a critical role in achieving TXU’s current success and I thank you for your continued commitment and dedication to this company. I hope you share in our excitement about this new and exciting phase in our company’s history, and I look forward to working with you to make our vision a reality.
Sincerely,
John Wilder
Additional Information and Where to Find It
In connection with the proposed merger of TXU Corp. with Texas Energy Future Merger Sub Corp., a wholly-owned subsidiary of Texas Energy Future Holdings Limited Partnership (the “Merger”), the Company will prepare a proxy statement to be filed with the Securities Exchange Commission (SEC). When completed, a definitive proxy statement and a form of proxy will be mailed to the shareholders of the Company. BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE MERGER CAREFULLY AND IN ITS ENTIRETY BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The Company’s shareholders will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s shareholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to TXU Corp., Energy Plaza, 1601 Bryan, Dallas, Texas 75201, telephone: (214) 812-4600, or from the Company’s website, http:www.txucorp.com.
Participants in the Solicitation
The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders with respect to the Merger. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the proxy statement for the Company’s 2006 Annual Meeting of Shareholders, which was filed with the SEC on April 5, 2006. Shareholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the merger, which may be different than those of the Company’s shareholders generally, by reading the proxy statement and other relevant documents regarding the Merger, when filed with the SEC.